Exhibit 10.16

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Employment Agreement” or this “Agreement”) is made and entered into effective as of the 31st day of October, 2013 (the “Effective Date”), by and between US ECOLOGY, INC., a Delaware corporation (the “Company”), and ERIC L. GERRATT (“Executive”).  The Company and Executive are sometimes collectively referred to herein as the “Parties,” and individually, as a “Party.”

WHEREAS, prior to May 30, 2013, Executive rendered valuable services to the Company in the capacity of Vice President, Acting Chief Financial Officer, and Chief Accounting Officer, pursuant to an Employment Agreement, dated January 1, 2010 (the “Prior Agreement”); and

WHEREAS, commencing on May 30, 2013, Executive became the Executive Vice President, Chief Financial Officer and Treasurer; and

WHEREAS, the Parties desire to enter into this Agreement, to continue Executive’s employment, on the terms and conditions hereinafter set forth, to reflect, inter alia, Executive’s status as Executive Vice President, Chief Financial Officer and Treasurer.

NOW, THEREFORE, in consideration of the premises, the mutual promises, covenants and conditions herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.0.                            Employment.

Section 1.01.                          Employment. The Company hereby employs Executive, and Executive hereby accepts employment with the Company, all upon the terms and subject to the conditions set forth in this Employment Agreement, effective as of the Effective Date first set forth above.

Section 1.02.                          Term of Employment. The term of employment of Executive by the Company pursuant to this Employment Agreement shall be for the period commencing on the Effective Date and ending December 31, 2014 (the “Employment Term”), or such earlier date that Executive’s employment is terminated in accordance with the provisions of this Employment Agreement; provided, however, that the Employment Term shall automatically renew for additional one (1) year periods if neither the Company nor Executive has notified the other in writing of its or his intention not to renew this Employment Agreement on or before 60 days prior to the expiration of the Employment Term (including any renewal(s) thereof).

Section 1.03.                          Capacity and Duties. Executive is and shall be employed in the capacity of Executive Vice President, Chief Financial Officer and Treasurer of the Company and its subsidiaries and shall have such other duties, responsibilities and authorities as may be assigned to him from time to time by the President and Chief Executive Officer (“CEO”) or the Board of Directors of the Company (the “Board”), which are not materially inconsistent with Executive’s positions with the Company.  Except as otherwise herein provided, Executive shall devote his entire business time, best efforts and attention to promote and advance the business of the Company and its subsidiaries and to perform diligently and faithfully all the duties, responsibilities and obligations of Executive to be performed by him under this Employment Agreement.  If after the Effective Date Employee becomes a member of the Board, then upon termination of Employee’s employment for any reason, unless otherwise requested by the Board, Employee will be deemed to have resigned from the Board (and all other positions held at the Company and its affiliates) voluntarily, without any further action by Employee, as of the end of Employee’s employment and Employee, at the Board’s request, will execute any documents necessary to reflect his resignation.

Section 1.04.                          Place of Employment. Executive’s principal place of work shall be the main corporate office of the Company, currently located in Boise, Idaho; provided, however, that the location of the Company and any of its offices may be moved from time to time in the discretion of the Board.

Section 1.05.                          No Other Employment. During the Term, Executive shall not be employed in any other business activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage; provided, however, that this restriction shall not be construed as preventing Executive from (i) participating in charitable, civic, educational, professional, community or industry affairs; (ii) sitting on one outside board of directors for a public or private company that does not compete with the Company, with the prior concurrence of the Board that the required time commitment with respect to such position is acceptable; and (iii) investing his personal assets in a business which does not compete with the Company or its subsidiaries or with any other company or entity affiliated with the Company, where the form or manner of such investment will not require services on the part of Executive in the operation of the affairs of the business in which such investment is made and in which his participation is solely that of a passive investor or advisor, so long as the activities in clauses (i), (ii) and (iii), above, do not materially interfere with the performance of Executive’s duties hereunder or create a potential business conflict or the appearance thereof.

Section 1.06.                          Adherence to Standards. Executive shall comply with the written policies, standards, rules and regulations of the Company from time to time established for all executive officers of the Company consistent with Executive’s position and level of authority.

Section 1.07.                          Review of Performance. The CEO shall periodically review and evaluate with Executive his performance under this Employment Agreement.

2.0.                            Compensation.

During the Employment Term, subject to all the terms and conditions of this Employment Agreement and as compensation for all services to be rendered by Executive hereunder, the Company shall pay to or provide Executive with the following:

Section 2.01.                          Base Salary. During the Employment Term, the Company shall pay to Executive an annual base salary (“Base Salary”) in an amount not less than Two Hundred Five Thousand Dollars and No/100 ($205,000.00).  Such Base Salary shall be payable in accordance with the regular payroll practices and procedures of the Company.

Section 2.02.                          Incentive Pay. Executive shall be eligible to participate in any cash incentive or bonus plans of the Company which are in effect from time to time, including the annual cash incentive payment opportunity granted to Executive under the Company’s Management Incentive Plan (“MIP” and together with any other cash incentive or bonus plans of the Company, the “Cash Incentive Plans”), subject to the terms and conditions thereof, at a 45% of Base Salary at a 100% of MIP target basis, which such MIP target shall be set annually by the Board.  Anything to the contrary in this Agreement notwithstanding, the Company reserves the right to modify or terminate any or all of its Cash Incentive Plans at any time.  In the event of any inconsistency between the terms of this Employment Agreement and the terms of any Cash Incentive Plan, the Cash Incentive Plan shall govern and control.

Section 2.03.                          Paid Time Off and Other Benefits. Executive shall be entitled to five (5) weeks Paid Time Off (“PTO”), and shall have the right, on the same basis as other members of senior management of the Company, to participate in any and all employee benefit plans and programs of the Company, including medical plans, insurance plans and other benefit plans and programs as shall be, from time to time, in effect for executive employees and senior management personnel of the Company. Such participation shall be subject to the terms of the applicable plan documents, generally applicable Company policies and the discretion of the Board or any administrative or other committee provided for in, or contemplated by, each such plan or program.  Anything to the contrary in this Agreement notwithstanding, the Company reserves the right to modify or terminate such benefit plans and programs at any time.

Section 2.04.                          Expenses. The Company shall reimburse Executive for all reasonable, ordinary and necessary expenses including, but not limited to, automobile and other business travel and customer and business entertainment expenses incurred by him in connection with his employment in accordance with the Company’s expense reimbursement policy; provided, however, Executive shall render to the Company a complete and accurate accounting of all such expenses in accordance with the substantiation requirements of the Internal Revenue Code of 1986, as amended (the “Code”).  Executive’s right to reimbursement hereunder may not be liquidated or exchanged for any other benefit, the amount of expenses eligible for reimbursement hereunder in a calendar year shall not affect the amount of expenses eligible for reimbursement hereunder in any other calendar year, and Executive shall be reimbursed for eligible expenses no later than the close of the calendar year following the year in which Executive incurs the applicable expense.

3.0.                            Equity Ownership.

Section 3.01.                          Equity Ownership Requirement. In order to more closely align Executive’s interest in the Company with that of its stockholders, Executive and the Company agree as follows: (i) Executive agrees to maintain a total equity ownership position in the Company with an aggregate value of not less than Two Hundred Fifty Thousand Dollars and No/100 ($250,000.00) such dollar amount to be calculated based on the greater of cost basis, grant date value or market; and (ii) Executive agrees to maintain such total equity ownership position throughout the remainder Employment Term (the foregoing requirements shall be collectively referred to as the “Equity Ownership Requirement”). Granted and unvested time-vesting restricted stock shall be counted towards the Equity Ownership Requirement.

Section 3.02.                          Failure to Maintain Equity Ownership. If, during the Employment Term, Executive shall fail to maintain the Equity Ownership Requirement, Executive shall have 90 days within open trading windows to cure such failure by acquiring additional shares of common stock in the Company, at Executive’s sole cost and expense.

4.0.                            Termination of Employment.

Section 4.01.                          Termination of Employment. Executive’s employment and this Employment Agreement may be terminated prior to expiration of the Employment Term as follows (with the date of termination of Executive’s employment hereunder being referred to hereinafter as the “Termination Date”):

(a)                                 By either Party by delivering 60 days’ prior written notice of non-renewal as set forth in the Section 1.02 (Term of Employment);

(b)                                 Upon no less than 30 days’ written notice from the Company to Executive at any time without Cause (as hereinafter defined) and other than due to Executive’s death or Disability, subject to the provisions of Section 5.02 (Termination by the Company Without Cause or by the Executive For Good Reason);

(c)                                  By the Company for Cause (as hereinafter defined) immediately upon written notice stating the basis for such termination;

(d)                                 Due to the death or Disability (as hereinafter defined) of Executive;

(e)                                  By Executive at any time with or without Good Reason (as hereinafter defined) upon 30 days’ written notice from Executive to the Company (or such shorter period to which the Company may agree; and

(f)                                   Upon the mutual agreement of the Company and Executive.

Section 4.02.                          Effect of Termination. In the event of termination of Executive’s employment with the Company for any reason, or if Executive is required by the Board, Executive agrees to resign, and shall automatically be deemed to have resigned, from any offices (including any directorship) Executive holds with the Company or any of its subsidiaries effective as of the Termination Date or, if applicable, effective as of a date selected by the Board.

5.0.                            Payments and Benefits Upon Termination of Employment.

Section 5.01.                          Termination by the Company For Cause or by the Executive Without Good Reason. If Executive’s employment and this Employment Agreement are terminated by the Company for Cause or by Executive without Good Reason, the Company shall pay Executive the Accrued Obligations (as hereinafter defined) (other than, however, any amounts due under any Cash Incentive Plan which shall be forfeited pursuant to the terms of such plan), in a single, lump-sum payment within 45 days following such termination.

Section 5.02.                          Termination by the Company Without Cause or by the Executive For Good Reason. If Executive’s employment and this Employment Agreement are terminated by the Company without Cause or if Executive terminates his employment and this Employment Agreement for Good Reason, the Company shall pay Executive the Accrued Obligations in a single, lump-sum payment within 45 days following such termination or, in the case of a Cash Incentive Plan payment, according to the terms of such plan.  In addition, subject to Sections 6.0, 7.0 and 8.0, Executive shall be entitled to receive the following: (i) an amount equal to the greater of the Base Salary payable to Executive for the remainder of the Employment Term or one year’s Base Salary (“Severance Payment”), which shall be payable as provided below; (ii) continued vesting of granted stock options following the Termination Date for the shorter of a period of one (1) year or the original expiration date of such option; (iii) continued vesting of restricted stock grants for a period of one (1) year following the Termination Date; and (iv) continued medical, hospitalization, life insurance and disability benefits to which Executive was entitled at the Termination Date (any of which shall, to the extent required to avoid subjecting Executive to an additional tax under Section 409A of the Code or as otherwise determined by the Company in its discretion, be structured so as to require that Executive pay the premiums for such benefits on a timely basis, in which case the Company shall reimburse Executive for such premiums in accordance with Section 8.02 so that Executive is made whole on an after-tax) for a period of 12 months following the Termination Date (or until Executive receives similar or comparable coverage from a new employer); provided, however, that the Company may unilaterally amend the foregoing clause (iv) or eliminate the benefit provided thereunder to the extent it deems necessary to avoid the imposition of excise taxes, penalties or similar charges on the Company or any of its subsidiaries or affiliates, including, without limitation, under Code Section 4980D. All such additional payments and benefits under this Section 5.02 shall be conditional on Executive’s timely execution and non-revocation of the Release (as defined in Section

7.0) and Executive’s continued compliance with Section 11.0 (Return of Property), Section 14.0 (Confidentiality), Section 15.0 (Work Product Assignment), and Section 16.0 (Covenant Not to Compete). Payment of the Severance Payment shall be made in bi-weekly installments, in accordance with the regular payroll practices and procedures of the Company commencing on the first regularly scheduled payroll date occurring after Executive’s Release becomes effective; provided, however, that if the period during which Executive can consider and revoke the Release begins in one calendar year and ends in the subsequent calendar year, then payment of the Severance Payment shall commence on the later of (a) the first regularly scheduled payroll date occurring after Executive’s Release becomes effective, and (b) the first regularly scheduled payroll date occurring in the subsequent calendar year.  The first such payment shall include any installments of the Severance Payment that would have been made on previous payroll dates but for the requirement that Executive execute a Release.  The period, if any, during which Executive and his spouse and children are eligible to continue their coverage under the Company’s group health plans pursuant to Section 4980B of the Code (“COBRA”) shall run simultaneously with the period specified in clause (iv) (provided that nothing in such clause (iv) shall be deemed to extend such COBRA continuation period beyond the minimum period required by applicable law). For the avoidance of doubt, a termination of employment pursuant to Section 4.01(a) by notice of non-renewal by the Company for any reason other than Cause, shall be deemed a termination of employment by the Company without Cause for purposes of this Section 5.02.

Section 5.03.                          Termination Due to Death. If Executive’s employment and this Employment Agreement are terminated due to Executive’s death, the Company shall pay the estate of Executive the Accrued Obligations in a single, lump-sum payment within 45 days following such termination or, in the case of a Cash Incentive Plan payment, according to the terms of such plan.

Section 5.04.                          Termination Due to Disability. If Executive’s employment and this Employment Agreement are terminated due to his Disability, the Company shall pay Executive the Accrued Obligations in a single, lump-sum payment within 45 days following such termination or, in the case of a Cash Incentive Plan payment, according to the terms of such plan.. In addition, Executive will be eligible to participate in the Company’s Long-Term Disability Plan, on a basis no less favorable to Executive than other senior executives of the Company.

Section 5.05.                          Retirement. If Executive’s employment and this Employment Agreement are terminated by virtue of Executive’s Retirement prior to the expiration of the Employment Term, the Company shall pay Executive the Accrued Obligations in a single, lump-sum payment within 45 days following such termination or, in the case of a Cash Incentive Plan payment, according to the terms of such plan.

6.0.                            Payment and Benefits Upon Change of Control.

Subject to Sections 7.0 and 8.0, upon a Change of Control of the Company (as hereinafter defined) during the Employment Term and subsequent termination from the Company under Section 5.02 within 24 months after such Change of Control (including, for purposes of this Section, a termination for Good Reason), Executive shall receive, in lieu of the Severance Payment, a payment equal to two times the sum of (i) his annual Base Salary; and (ii) the greatest of (a) any earned but unpaid amount due under any Cash Incentive Plan (as determined by the terms of the Cash Incentive Plan); (b) the Executive’s target incentive amount under the Cash Incentive Plan for which a payment is earned, but unpaid; and (c) the Cash Incentive Plan payment received (if any) for the fiscal year immediately preceding the Cash Incentive Plan year in Subsection (ii)(a) herein (collectively, the “Change of Control Payment”).  Such Change of Control Payment shall be paid in a single lump-sum payment within 45 days after Executive’s Release becomes effective; provided, however, that if the period during which Executive can consider and revoke the Release begins in one calendar year and ends in the subsequent calendar year, then the lump sum will be paid in the subsequent calendar year (and in any event by March 15 of such year), regardless of when Executive’s Release becomes effective, and even if payment occurs more than 45 days after Executive’s Release becomes effective.  However, if a portion of the Change of Control Payment is based on (ii)(a) or (ii)(b) of this Section 6.0, such amount shall be paid according to the terms of the corresponding Cash Incentive Plan.  The Executive shall be entitled to the other benefits set forth in Section 5.02 (other than the Severance Payment), except that all unvested stock options and restricted stock shall become fully vested upon the Termination Date under this Section 6.0; provided, however, that if unvested stock options and restricted stock held by the Executive are not continued, substituted for or assumed by the successor company in connection with a Change of Control, such awards shall immediately vest upon the Change of Control. In the event of an inconsistency between this Section 6.0 and Section 5.02, this Section 6.0 shall govern and control.

7.0.                            Release.

Executive’s entitlement to the payments and benefits described in the second sentence of Section 5.02 and in Section 6.0 is subject to and conditioned upon Executive’s timely execution, without subsequent revocation, of a release of claims (in a form satisfactory to the Company) in favor of the Company and its subsidiaries and affiliates (the “Release”); provided, however, that notwithstanding the foregoing, the Release is not intended to and will not waive the Executive’s rights:  (i) to indemnification pursuant to any applicable provision of the Company’s Bylaws or Certificate of Incorporation, as amended, pursuant to any written indemnification agreement between the Executive and the Company, or pursuant to applicable law; (ii) to vested benefits or payments specifically to be provided to the Executive under this Agreement or any Company employee benefit plans or policies; or (iii) respecting any claims the Executive may have solely by virtue of the Executive’s status as a stockholder of the Company.  The Release also shall not impose any restrictive covenant on the Executive’s conduct post-termination that the Executive had not agreed to prior to the Executive’s termination in this Agreement or otherwise) or include claims that an employee cannot lawfully release through execution of a general release of claims.

To be timely, the Release must become effective (i.e., Executive must sign it and any revocation period must expire without Executive revoking the Release) within 60 days, or such shorter period specified in the Release, after Executive’s date of termination of employment.  If the Release does not become effective within such time period, then Executive shall not be entitled to such payments and benefits.

8.0.                            Compliance With Section 409A.

Section 8.01.                          General. The provisions of this Employment Agreement are intended to comply with the requirements of Section 409A of the Code and any final regulations and official guidance promulgated thereunder (“Section 409A”) or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A, shall in all respects be interpreted and administered in accordance with Section 409A. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. Each payment of compensation under this Employment Agreement shall be treated as a separate payment of compensation for purposes of Section 409A and a right to a series of installment payments under this Employment Agreement (including pursuant to Section 5.02) shall be treated as a right to a series of separate and distinct payments. All payments to be made upon a termination of employment under this Employment Agreement may only be made upon a “separation from service” under Section 409A. In no event may Executive, directly or indirectly, designate the calendar year of any payment under this Plan.

Section 8.02.                          In-Kind Benefits and Reimbursements. Notwithstanding anything to the contrary in this Employment Agreement, all reimbursements and in-kind benefits provided hereunder shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (a) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified herein); (b) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, except, if such benefits consist of the reimbursement of expenses referred to in Section 105(b) of the Code, a maximum, if provided under the terms of the plan providing such medical benefit, may be imposed on the amount of such reimbursements over some or all of the period in which such benefit is to be provided to Executive as described in Treasury Regulation Section 1.409A-3(i)(1)(iv)(B); (c) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the calendar year in which the expense is incurred, provided that reimbursement shall be made only if Executive has submitted an invoice for such expenses at least ten (10) days before the end of the calendar year following the calendar year in which such expenses were incurred; and (d) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

Section 8.03.                          Delay of Payments. Notwithstanding any other provision of this Employment Agreement to the contrary, if Executive is considered a “specified employee” for purposes of Section 409A (as determined in accordance with the methodology established by the Company as in effect on the date of termination of employment), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A that is otherwise due to Executive hereunder during the six-month period following Executive’s separation from service (as determined in accordance with Section 409A) on account of Executive’s separation from service shall be accumulated and paid to Executive on the first business day after the date that is six months following Executive’s separation from service (the “Delayed Payment Date”). The Executive shall be entitled to interest (at a per annum rate equal to the highest rate of interest applicable to six-month non-callable certificates of deposit with daily compounding offered by the following institutions: Citibank, N.A., Wells Fargo Bank, N.A. or Bank of America, on the date of such separation from service) on any cash payments so delayed from the scheduled date of payment to the Delayed Payment Date. If Executive dies during the postponement period, the amounts and entitlements delayed on account of Section 409A shall be paid to the personal representative of Executive’s estate on the first to occur of the Delayed Payment Date or thirty (30) days after the date of Executive’s death.

Section 8.04. Cooperation. Executive and the Company agree to work together in good faith to consider amendments to this Employment Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

9.0.                            Limitation on Payments.

In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 9.0, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits under the foregoing clause (i) will be either:

(a)                                 delivered in full; or

(b)                                 delivered as to such lesser extent as would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

Whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction shall occur in the following order: (i) reduction of cash payments; (ii) cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Code Section 280G); (iii) cancellation of accelerated vesting of equity awards; and (iv) reduction of employee benefits; provided that the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Executive’s equity awards. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 9.0 will be made in writing by an independent firm (the “Firm”) immediately prior to Change of Control, whose determination will be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section 9.0, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 9.0. The Company will bear all costs the Firm may reasonably incur in connection with any calculations contemplated by this Section.

10.0.                     Definitions.

In addition to the words and terms elsewhere defined in this Employment Agreement, certain capitalized words and terms used herein shall have the meanings given to them by the definitions and descriptions in this Section 10.0, unless the context or use indicates another or different meaning or intent, and such definition shall be equally applicable to both the singular and plural forms of any of the capitalized words and terms herein defined.  The following words and terms are defined terms under this Employment Agreement:

(a)                                 “Accrued Obligations” shall include (i) any unpaid Base Salary through the Termination Date and any accrued PTO in accordance with the Company’s policy; (ii)  reimbursement for any un-reimbursed business expenses incurred through the Termination Date; and (iii) all other payments, benefits or fringe benefits to which Executive may be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Employment Agreement. Accrued Obligations shall also include any cash incentive earned under any Cash Incentive Plan and shall be paid on a pro-rata basis based on days employed during the fiscal year of such plan if any. For the sake of clarity and by way of example only, if the Executive is employed for 270 days of a fiscal year and the management incentive plan in place at the time pays out 100% of target, the Executive would be owed 74% (270/365) of any incentive payments to which he would have been entitled had his employment not been terminated.  Such payments shall be made in accordance with the terms of any Cash Incentive Plan in effect at the time, except that any requirement that the recipient must be an employee at the time of payment shall be waived by the Company under this policy.

(b)                                 A termination for “Cause” shall mean a termination of this Employment Agreement by reason of a determination by two-thirds (2/3) of the members of the Board (excluding, for such purposes, Executive, if Executive is a member of the Board) voting that Executive:

(i)                                     Has engaged in willful neglect (other than neglect resulting from his incapacity due to physical or mental illness) or willful misconduct in the performance of his duties for the Company under this Employment Agreement;

(ii)                                  Has engaged in willful conduct the consequences of which are materially adverse to the Company, monetarily or otherwise;

(iii)                               Has materially breached the terms of this Employment Agreement, and such breach persisted after notice thereof from the Company and a reasonable opportunity to cure; or

(iv)                              Has been convicted of (or has plead guilty or no contest to) any felony other than a traffic violation.

(c)                                  A “Change of Control” shall be deemed to have occurred upon:

(i)                                     The consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company (each, a “Business Combination”), unless, following such Business Combination, all or substantially all of the individuals and entities that were the beneficial owners of the combined voting power of the Company’s outstanding securities immediately prior to such Business Combination beneficially own, directly or indirectly, at least 60% of the combined voting power of the then-outstanding securities of the entity resulting from such Business Combination in substantially the same proportions as their ownership of the combined voting power of the Company’s outstanding securities immediately prior to the Business Combination; provided, however, that a public offering of the Company’s securities shall not constitute a Business Combination;

(ii)                                  The sale, transfer, or other disposition of all or substantially all of the Company’s assets; or

(iii)                               Any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 25% of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this subparagraph (iii), the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act, but shall exclude (x) a trustee or other fiduciary holding securities under an Executive benefit plan of the Company or of a subsidiary and (y) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company.

(iv)                              A change in the composition of the Board in any two-year period as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (a) are directors of the Company as of the date hereof or (b) are elected, or nominated for election, to the Board with the affirmative votes (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for election as a director without objection to such nomination) of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors of the Company).

(d)                                 The term “Disability” shall be as defined in the Company’s Long-Term Disability Plan.

(e)                                  The term “Good Reason” shall mean the occurrence of any of the following without Executive’s prior written consent during the Employment Period, which occurrence continues for 10 days after written notice thereof from Executive to the Board:

(i)                                     Any material diminution or adverse change in Executive’s position, status, title, authorities or responsibilities, office or duties under this Employment Agreement which represents a demotion from such position, status, title, authorities or responsibilities, office or duties which are materially inconsistent with his position, status, title, authorities or responsibilities, office or duties set forth in this Employment Agreement, or any removal of Executive from, or failure to appoint, elect, reappoint or reelect Executive to, any of his positions, except in connection with the termination of his employment with or without Cause, or as a result of his death or Disability.

(ii)                                  The exclusion of Executive in any incentive, bonus or other compensation plan in which Executive participated at the time that this Employment Agreement is executed, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to the failure to continue such plan, or the failure by the Company to continue Executive’s participation therein, or any action by the Company which would directly or indirectly materially reduce his participation therein or reward opportunities thereunder; provided, however, that Executive continues to meet all eligibility requirements thereof. Notwithstanding the foregoing, this provision shall not apply to the exclusion of Executive in any incentive, bonus or other compensation plan in which Executive participated at the time that this Employment Agreement is executed to the extent that such termination is required by law;

(iii)                               The failure by the Company to include or continue Executive’s participation in any material employee benefit plan (including any medical, hospitalization, life insurance or disability benefit plan in which Executive participates or in which other Company executives participate), or any material fringe benefit or prerequisite enjoyed by him (or enjoyed by other Company executives) unless an equitable arrangement (embodied in an ongoing substitute or alternative plan, if applicable) has been made with respect to the failure to include Executive in such plan, or the failure by the Company to continue Executive’s participation therein, or any action by the Company which would directly or indirectly materially reduce his participation therein or reward opportunities thereunder, or the failure by the Company to provide him with the benefits to which he is entitled under this Employment Agreement; provided, however, that Executive continues to meet all eligibility requirements thereof.  Notwithstanding the foregoing, this provision shall not apply to the exclusion of Executive in any Executive benefit plan in which Executive participated at the time that this Employment Agreement is executed to the extent that such termination is required by law, or to such failure to continue any Executive benefit plan or fringe benefit, or Executive’s participation therein or reward opportunity thereunder if such failure to continue such plan or benefit is applicable to the Company’s executive officers and/or Executives generally; or

(iv)                              Any material breach by the Company of any provision of this Employment Agreement.

(v)                                 The movement of main corporate office of the Company beyond a fifty (50) mile radius from Boise, Idaho.

Notwithstanding any other provision of this Agreement to the contrary, Executive shall not be deemed to have terminated his employment for Good Reason unless (i) Executive notifies the Board in writing of the condition that Executive believe constitutes Good Reason within 90 days of the initial existence thereof (which notice specifically identifies such condition and the details regarding its existence), (ii) the Company fails to remedy such condition within 30 days after the date on the Board receives such notice (the “Remedial Period”), and (iii) Executive terminates employment with the Company (and its subsidiaries and affiliates) within 60 days after the end of the Remedial Period.  The failure by Executive to include in the notice any fact or circumstance that contributes to a showing of Good Reason shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his or her rights hereunder.

(f)                                   The term “Retirement” shall mean retirement upon “normal retirement age” as defined in the Company’s 401(k) retirement plan.

11.0.                     Return of Property.

Executive agrees, upon the termination of his employment with the Company, to return all physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files and any and all other materials, including without limitation, computerized and/or electronic information that refers, relates or otherwise pertains to the Company and/or its subsidiaries, and any and all business dealings of said persons and entities.  In addition, Executive shall return to the Company all property and equipment that Executive has been issued during the course of his employment or which he otherwise currently possesses, including but not limited to, any computers, cellular phones, personal digital assistants, pagers and/or similar items.  Executive shall immediately deliver to the Company any such physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files, materials, property and equipment that are in Executive’s possession.  Executive further agrees that he will immediately forward to the Company any business information regarding the Company and/or its subsidiaries that has been or is inadvertently directed to Executive following his last day of employment with the Company.  The provisions of this Section 11.0 are in addition to any other written agreements on this subject that Executive may have with the Company and/or its subsidiaries, and are not meant to and do not excuse any additional obligations that Executive may have under such agreements.

12.0.                     Notices.

For the purposes of this Employment Agreement, notices and all other communications provided for hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, or by expedited (overnight) courier with established national reputation, shipping prepaid or billed to sender, in either case addressed to the respective addresses last given by each Party to the other (provided that all notices to the Company shall be directed to the attention of the Chief Executive Officer) or to such other address as either Party may have furnished to the other in writing in accordance herewith. All notices and communication shall be deemed to have been received on the date of delivery thereof, or on the second day after deposit thereof with an expedited courier service, except that notice of change of address shall be effective only upon receipt.  Notices shall be addressed as follows:

If to the Company:

251 E. Front St., Suite 400, Boise, Idaho 83702.

If to the Executive:

953 W. Cagney Drive, Meridian, Idaho 83646.

13.0.       Life Insurance.

The Company may, at any time after the execution of this Employment Agreement, apply for and procure as owner and for its own benefit, life insurance on Executive, in such amounts and in such form or forms as the Company may determine.  The Executive shall, at the request of the Company, submit to such medical examinations, supply such information, and execute such documents as may be required by the insurance company or companies to whom the Company has applied for such insurance.  Executive hereby represents that to his knowledge he is in good physical and mental condition and is not under the influence of alcohol, drugs or similar substance.

14.0.       Confidentiality.

Executive agrees not to disclose or reveal to any person or entity outside the Company any secret or confidential information concerning any Company product, process, equipment, machinery, design, formula, business, or other activity (collectively, “Confidential Information”) without prior permission of the Company in writing. Confidential Information shall not include any information which is in the public domain or becomes publicly known through no wrongful act on the part of Executive or breach of this Employment Agreement.  Executive acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to the Company. The obligation to protect the secrecy of such information continues after employment with Company may be terminated.  In furtherance of this agreement, Executive acknowledges that all Confidential Information which Executive now possesses, or shall hereafter acquire, concerning and pertaining to the business and secrets of the Company and all inventions or discoveries made or developed, or suggested by or to Executive during said term of employment relating to Company’s business shall, at all times and for all purposes, be regarded as acquired and held by Executive in his fiduciary capacity and solely for the benefit of Company.

15.0.       Work Product Assignment.

Executive agrees that all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable) which relate to the actual or anticipated business, research and development or existing or future products or services of the Company or of any of its subsidiaries or affiliates, and which are conceived, developed or made by Executive (whether or not during usual business hours and whether or not alone or in conjunction with any other person) while employed by the Company, together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing (collectively referred to herein as the “Work Product”), belong in all instances to the Company or its subsidiaries or affiliates, as applicable, and Executive hereby assigns to the Company all Work Product and all of his interest therein.  Executive will promptly perform all actions reasonably requested by the Board (whether during or after his employment with the Company) to establish and confirm the ownership of such Work Product (including, without limitation, the execution and delivery of assignments, consents, powers of attorney and other instruments) by the Company or its subsidiaries or affiliates, as applicable, and to provide reasonable assistance to the Company or any of its subsidiaries and affiliates in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product.

16.0.       Covenant Not to Compete.

Section 16.01.      Acknowledgment of Executive. Executive acknowledges that his employment with the Company has special, unique and extraordinary value to the Company; that the Company has a lawful interest in protecting its investment in entrusting its Confidential Information to him; and that the Company would be irreparably damaged if Executive were to provide services to any person or entity in violation of this Employment Agreement because in performing such services Executive would inevitably disclose the Company’s Confidential Information to third parties and that the restrictions, prohibitions and other provision of this Section 16.0 are reasonable, fair and equitable in scope, terms, and duration to protect the legitimate business interests of the Company, and are a material inducement to the Company to enter into this Employment Agreement.

Section 16.02.      Non-Competition Covenant. Without the consent in writing of the Board, Executive will not, during the Employment Agreement and, in the event of the termination of Executive’s employment by the Company for Cause or by the Executive without Good Reason or due to a Change of Control, for a period of 12 months after such termination of employment, acting alone or in conjunction with others, directly or indirectly engage (either as owner, investor, partner, stockholder, employer, employee, consultant, advisor or director) in activities on behalf of any entity or entities engaged in waste processing and disposal services for low-level radioactive-wastes, naturally occurring, accelerator produced, and exempt radioactive materials, and hazardous and PCB wastes. It is agreed that the ownership of not more than five percent (5%) of the equity securities of any company having securities listed on an exchange or regularly traded in the over-the-counter market shall not, of itself, be deemed inconsistent with this Section 16.02.

Section 16.03.      Non-Solicitation of Vendors and Customers. Without the consent in writing of the Board, Executive will not, during the Employment Agreement and for a period of 12 months thereafter if Executive’s employment is terminated by the Company for Cause or by the Executive without Good Reason or due to a Change of Control, acting alone or in conjunction with others, either directly or indirectly induce any vendors or customers of the Company to curtail or cancel their business with the Company or any of its subsidiaries.

Section 16.04.      Non-Solicitation of Employees. Without the consent in writing of the Board, Executive will not, during the Employment Agreement and for a period of 24 months thereafter, acting alone or in conjunction with others, either directly or indirectly induce, or attempt to influence, any employee of the Company or any of its subsidiaries to terminate his or her employment.

17.0.       Remedies.

Section 17.01.      Specific Performance; Costs of Enforcement. Executive acknowledges that the covenants and agreements, which he has made in this Employment Agreement are reasonable and are required for the reasonable protection of the Company and its business.  Executive agrees that the breach of any covenant or agreement contained herein will result in irreparable injury to the Company and that, in addition to all other remedies provided by law or in equity with respect to the breach of any provision of this Employment Agreement, the Company and its successors and assigns will be entitled to enforce the specific performance by Executive of his obligations hereunder and to enjoin him from engaging in any activity in violation hereof and that no claim by Executive against the Company or its successors or assigns will constitute a defense or bar to the specific enforcement of such obligations.  Executive agrees that the Company and any successor or assign shall be entitled to recover all costs of enforcing any provision of this Employment Agreement, including, without limitation, reasonable attorneys’ fees and costs of litigation.  In the event of a breach by Executive of any covenant or agreement contained herein, the running of the restrictive covenant periods (but not of Executive’s obligations hereunder) shall be tolled during the period of the continuance of any actual breach or violation.

Section 17.02.      Remedy for Breach of Restrictive Covenants. The provisions of Section 14.0 (Confidentiality), Section 15.0 (Work Product Assignment), and Section 16.0 (Covenant Not to Compete) are separate and distinct commitments independent of each of the other Sections. Accordingly, notwithstanding any other provisions of this Employment Agreement, Executive agrees that damages in the event of a breach or a threatened breach by Executive of Section 14.0 (Confidentiality) and Section 16.0 (Covenant Not to Compete) would be difficult if not impossible to ascertain and an inadequate remedy, and it is therefore agreed that the Company, in addition to and without limiting any other remedy or right it may have, shall have the right to an immediate injunction or other equitable relief enjoining any such threatened or actual breach, without any requirement to post bond or provide similar security.  The existence of this right shall not preclude the Company from pursuing any other rights and remedies at law or in equity that the Company may have, including recovery of damages for any breach of such Sections.

Section 17.03.      Right to Cancel Payments.

(a)           In addition to the remedies set forth above in Sections 17.01 and 17.02, the Company may, at the sole discretion of the Board, cancel, rescind, suspend, withhold or otherwise limit or restrict the Severance Payment under Section 5.02 (Termination by the Company Without Cause or by the Executive For Good Reason) (which excludes any other payments made to Executive under Section 2.0 and under Sections 5.0 and 6.0 above), whether vested or not, at any time if:

(i)            Executive is not in compliance with all of the provisions of Section 14.0 (Confidentiality), Section 15.0 (Work Product Assignment) and Section 16.0 (Covenant Not to Compete); and

(ii)           Such non-compliance has been finally determined by binding arbitration pursuant to Section 18.0 (Dispute Resolution).

(b)           As a condition to the receipt of any Severance Payment, Executive shall certify to the Company that he is in compliance with the provisions set forth above.

(c)           In the event that Executive fails to comply with the provisions set forth in Section 14.0 (Confidentiality), Section 15.0 (Work Product Assignment) and/or Section 16.0 (Covenant Not to Compete), as finally determined by binding arbitration pursuant to Section 18.0 (Dispute Resolution), prior to or within twelve (12) months after any payment by the Company with respect to any Severance Payment under Section 5.02, such payment may be rescinded by the Company within 12 months thereafter.  In the event of such rescission, Executive shall pay to the Company, within 12 months of the Company’s rescission of one or more Severance Payments, the amount of any such payment(s) received as a result of the rescinded payment(s), without interest, in such further manner and on such further terms and conditions as may be required by the Company; and the Company shall be entitled to set-off against the amount of such payment any amount owed to Executive by the Company, other than wages.

(d)           Executive acknowledges that the foregoing provisions are fair, equitable and reasonable for the protection of the Company’s interests in a stable workforce and the time and expense the Company has incurred to develop its business and its customer and vendor relationships.

18.0.       Dispute Resolution.

Except as described above in Section 17.02 (Remedy for Breach of Restrictive Covenants):

Section 18.01.      Initial Negotiations. Company and Executive agree to resolve all disputes arising out of their employment relationship by the following alternative dispute resolution process: (a) the Company and Executive agree to seek a fair and prompt negotiated resolution; but if this is not possible, (b) all disputes shall be resolved by binding arbitration; provided, however, that during this process, at the request of either Party, made not later than 60 days after the initial arbitration demand, the Parties agree to attempt to resolve any dispute by non-binding, third-party intervention, including either mediation or evaluation or both but without delaying the arbitration hearing date.  BY ENTERING INTO THIS EMPLOYMENT AGREEMENT, BOTH PARTIES GIVE UP THEIR RIGHT TO HAVE THE DISPUTE DECIDED IN COURT BY A JUDGE OR JURY.

Section 18.02.      Mandatory Arbitration. Any controversy or claim arising out of or connected with Executive’s employment at the Company, including but not limited to claims for compensation or severance and claims of wrongful termination, age, sex or other discrimination or civil rights shall be decided by arbitration.  In the event the Parties cannot agree on an arbitrator, then the arbitrator shall be selected by the administrator of the American Arbitration Association (“AAA”) office in Salt Lake City, Utah.  The arbitrator shall be an attorney with at least 15 years’ experience in employment law in Idaho.  Boise, Idaho shall be the site of the arbitration. All statutes of limitation, which would otherwise be applicable, shall apply to any arbitration proceeding hereunder.  Any issue about whether a controversy or claim is covered by this Employment Agreement shall be determined by the arbitrator.

Section 18.03.      Arbitration Rules.

(a)           The arbitration shall be conducted in accordance with this Employment Agreement, using as appropriate the AAA Employment Dispute Resolution Rules in effect on the date hereof.  The arbitrator shall not be bound by the rules of evidence or of civil procedure, but rather may consider such writings and oral presentations as reasonable business people would use in the conduct of their day-to-day affairs, and may require both Parties to submit some or all of their respective cases by written declaration or such other manner of presentation as the arbitrator may determine to be appropriate.  The Parties agree to limit live testimony and cross-examination to the extent necessary to ensure a fair hearing on material issues.

(b)           The arbitrator shall take such steps as may be necessary to hold a private hearing within 120 days of the initial request for arbitration and to conclude the hearing within two days; and the arbitrator’s written decision shall be made not later than 14 calendar days after the hearing.  The Parties agree that they have included these time limits in order to expedite the proceeding, but they are not jurisdictional, and the arbitrator may for good cause allow reasonable extensions or delays, which shall not affect the validity of the award.  Both written discovery and depositions shall be allowed.  The extent of such discovery will be determined by the Parties and any disagreements concerning the scope and extent of discovery shall be resolved by the arbitrator.  The written decision shall contain a brief statement of the claim(s) determined and the award made on each claim.  In making the decision and award, the arbitrator shall apply applicable substantive law.  The arbitrator may award injunctive relief or any other remedy available from a judge, including consolidation of this arbitration with any other involving common issues of law or fact which may promote judicial economy, and may award attorneys’ fees and costs to the prevailing Party, but shall not have the power to award punitive or exemplary damages.  The Parties specifically state that the agreement to limit damages was agreed to by the Parties after negotiations.

19.0.       Attorneys’ Fees.

Section 19.01.      Prevailing Party Entitled to Attorneys’ Fees. In any action at law or in equity to enforce any of the provisions or rights under this Employment Agreement, the unsuccessful Party to such litigation, as determined by the arbitrator in accordance with the dispute resolution provisions set forth above, shall pay the successful Party or Parties all costs, expenses and reasonable attorneys’ fees incurred therein by such Party or Parties (including, without limitation, such costs, expenses and fees on appeal), excluding, however, any time spent by Company employees, including in-house legal counsel, and if such successful Party or Parties shall recover judgment in any such action or proceeding, such costs, expenses and attorneys’ fees shall be included as part of such judgment.

Section 19.02.      Limitation on Fees. Notwithstanding the foregoing provision, in no event shall the successful Party or Parties be entitled to recover an amount from the unsuccessful Party for costs, expenses and attorneys’ fees that exceeds the unsuccessful Party’s or Parties’ costs, expenses and attorneys’ fees in connection with the action or proceeding.

20.0.       Miscellaneous Provisions.

Section 20.01.      Prior Employment Agreements. Executive represents and warrants that Executive’s performance of all the terms of this Employment Agreement and as an Executive of the Company does not, and will not, breach any employment agreement, arrangement or understanding or any agreement, arrangement or understanding to keep in confidence proprietary information acquired by Executive in confidence or in trust prior to Executive’s employment by the Company. Executive has not entered into, and shall not enter into, any agreement, arrangement or understanding, either written or oral, which is in conflict with this Employment Agreement or which would be violated by Executive entering into, or carrying out his obligations under, this Employment Agreement.  This Employment Agreement supersedes any former oral agreement and any former written agreement heretofore executed relating generally to the employment of Executive with the Company, including without limitation, the Prior Agreement.

Section 20.02.      Assignment; Binding Effect. This Employment Agreement may not be assigned by Executive in whole or in part. Notwithstanding the foregoing, this Employment Agreement shall inure to the benefit of and be enforceable by Executive’s personal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Employment Agreement to Executive’s estate.

Section 20.03.      Headings. Headings used in this Employment Agreement are for convenience only and shall not be used to interpret or construe its provisions.

Section 20.04.      Waiver. No provision of this Employment Agreement may be waived or discharged unless such waiver or discharge is agreed to in writing and signed by the Chairman of the Board. No waiver by either Party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Employment Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

Section 20.05.      Amendments. No amendments or variations of the terms and conditions of this Employment Agreement shall be valid unless the same is in writing and signed by the Parties hereto.

Section 20.06.      Severability. The invalidity or unenforceability of any provision of this Employment Agreement, whether in whole or in part, shall not in any way affect the validity and/or enforceability of any other provision contained herein. Any invalid or unenforceable provision shall be deemed severable to the extent of any such invalidity or unenforceability.  It is expressly understood and agreed that while the Company and Executive consider the restrictions contained in this Employment Agreement reasonable for the purpose of preserving for the Company the good will, other proprietary rights and intangible business value of the Company, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in this Employment Agreement is an unreasonable or otherwise unenforceable restriction against Executive, the provisions of such clause shall not be rendered void but shall be deemed amended to apply as to maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

Section 20.07.      Governing Law. This Employment Agreement shall be construed and enforced pursuant to the laws of the State of Idaho.

Section 20.08.      Executive Officer Status. Executive acknowledges that he may be deemed to be an “executive officer” of the Company for purposes of the Securities Act of 1933, as amended (the “1933 Act”), and the Securities Exchange Act of 1934, as amended (the “1934 Act”) and, if so, he shall comply in all respects with all the rules and regulations under the 1933 Act and the 1934 Act applicable to him in a timely and non-delinquent manner.  In order to assist the Company in complying with its obligations under the 1933 Act and 1934 Act, Executive shall provide to the Company such information about Executive as the Company shall reasonably request including, but not limited to, information relating to personal history and stockholdings.  Executive shall report to the Secretary of the Company or other designated officer of the Company all changes in beneficial ownership of any shares of the Company’s Common Stock deemed to be beneficially owned by Executive and/or any members of Executive’s immediate family.  Executive further agrees to comply with all requirements placed on him by the Sarbanes-Oxley Act of 2002, Public Law 107-204.

Section 20.09.      Tax Withholding. To the extent required by law, the Company shall deduct or withhold from any payments under this Employment Agreement all applicable Federal, state or local income taxes, Social Security, FICA, FUTA and other amounts that the Company determines in good faith are required by law to be withheld.

Section 20.10.      Counterparts. This Employment Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one document.

Section 20.11.      Exhibits. Any Exhibits attached hereto are incorporated herein by reference and are an integral part of this Employment Agreement and are deemed incorporated herein by reference.

Section 20.12.      Retention of Counsel. Executive acknowledges that he has had the opportunity to review this Employment Agreement and the transactions contemplated hereby with his own legal counsel.

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IN WITNESS WHEREOF, this Executive Employment Agreement has been duly executed by the Company and Executive as of the date first above written.

EXECUTIVE:

/s/ ERIC L. GERRATT
ERIC L. GERRATT

COMPANY:

US ECOLOGY, INC.

By:	/s/ Jeffrey R. Feeler
Name: JEFFREY R. FEELER
Title: PRESIDENT AND CHIEF EXECUTIVE OFFICER